Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 30, 2012 on the financial statements of Synthetic Biologics, Inc. and Subsidiaries as of December 31, 2011 and 2010, and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2011 and 2010, included herein on the registration statement of Synthetic Biologics, Inc. & Subsidiaries on Form S-3, and to the reference to our firm under the heading “Experts” in the prospectus.

Berman & Company, P.A.

Certified Public Accountants

Boca Raton, Florida

April 3, 2012